Exhibit 99.1

CytRx Corporation Announces Proposed Public Offering of Common Stock and Warrants

LOS ANGELES – July 14, 2016 — CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology today announced a proposed registered public offering of its common stock and one year warrants to purchase common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., is acting as exclusive placement agent for the offering.

CytRx intends to use the net proceeds from the offering, if completed, for working capital and general corporate purposes.

The shares and warrants are being offered pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-208803), that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on June 17, 2016. The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from Rodman & Renshaw, a unit of H.C. Wainwright & Co., by calling (212) 856-5707 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its albumin-binding conjugate of the widely used chemotherapeutic agent doxorubicin, and DK049, a novel drug conjugate which is expected to enter clinical trials in 2017. CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx’s expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the completion, timing and size of the proposed public offering. Such statements involve risks and uncertainties, such as market risks and the risk that the conditions to the closing of the offering will not be satisfied and other risks detailed in CytRx’s most recent annual and quarterly reports filed with the SEC and current reports filed with the SEC since the filing of CytRx’s most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

CytRx Corporation

David J. Haen

Vice President, Business Development and Investor Relations

(310) 826-5648, ext. 304

dhaen@cytrx.com

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

Investor Relations Contact:

Argot Partners

Michelle Carroll

(212) 600-1902

michelle@argotpartners.com

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